EXHIBIT 99.1

Steelcase Reports Second Quarter Results

EMEA Gross Margin Improves Significantly Over Prior Year
Americas Projecting Third Quarter Revenue Growth

GRAND RAPIDS, Mich., Sept. 21, 2016 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS) today reported second quarter revenue of $758.0 million and net income of $38.2 million, or diluted earnings per share of $0.31.  Excluding restructuring costs, adjusted earnings were $0.32 per share.  In the prior year, Steelcase reported $819.0 million of revenue, diluted earnings of $0.30 per share and adjusted earnings of $0.35 per share.

Revenue declined 7 percent in the second quarter compared to the prior year, while orders declined 2 percent.  The Americas posted an organic revenue decline of 7 percent, and EMEA declined organically by 10 percent, while the Other category was relatively flat.  The revenue declines were primarily driven by lower levels of order backlog in the Americas and EMEA at the beginning of the quarter compared to a strong prior year.  In addition, weak July orders in the Americas contributed to the decline. The organic revenue decline in the Americas was broad based and compares to 6 percent organic revenue growth in the prior year.  The organic revenue decline in EMEA resulted from lower revenue in the U.K., Germany and the Middle East and compares to 17 percent organic revenue growth in EMEA in the prior year which was driven by those markets.

"July orders in the Americas were down 8 percent, which approximated the industry decline for that month, and that led to lower second quarter revenue than we expected," said Jim Keane, president and CEO. "While the domestic economic and political environments remain uncertain, Americas orders improved in August and early September on the strength of new products, our project opportunity pipeline for the next twelve months has expanded, and we are expecting growth in the third quarter compared to the prior year. Our EMEA business also continues to improve, although Brexit and other political factors are contributing to persistent headwinds, impacting our expectations for the second half of the year."

Current quarter operating income of $61.9 million compares to operating income of $60.1 million in the prior year.  Excluding restructuring costs, second quarter adjusted operating income of $62.2 million  declined by $9.2 million (or 50 basis points as a percent of revenue) compared to the prior year primarily driven by lower revenue in the Americas.

Cost of sales was 65.3 percent of revenue in the current quarter, an improvement of 160 basis points compared to the prior year.  EMEA cost of sales improved by 700 basis points as a result of lower disruption costs and inefficiencies associated with manufacturing and distribution footprint changes and cost reduction efforts, offset in part by the impact of lower revenue.  The Americas cost of sales improved 60 basis points over the prior year, driven by lower warranty costs and ongoing cost reduction efforts, offset in part by the impact of lower revenue.

Operating expenses of $200.9 million in the current quarter represented an increase of $1.2 million compared to the prior year.  Increased investments in product development and the establishment of the new Learning + Innovation Center in Munich, Germany, were partially offset by lower variable compensation expense.

“Further stabilization of our EMEA operations in the new footprint drove the significant improvement in EMEA gross margins compared to the prior year,” said Dave Sylvester, senior vice-president and CFO.  “As we look to the second half of fiscal 2017, we expect continued stabilization to contribute to a significant improvement in our EMEA operating results compared to the prior year.”

Income tax expense of $21.4 million in the quarter represented an effective tax rate of approximately 36 percent.

Total liquidity, comprised of cash, short-term investments and the cash surrender value of company-owned life insurance, aggregated $363 million, and total debt was $299 million, at the end of the second quarter.

During the second quarter, the company repurchased approximately 867 thousand shares of Class A Common Stock under its share repurchase authorizations for a total cost of $11.5 million.  A total of $141.6 million remained under the company's share repurchase authorization at the end of the second quarter.

The Board of Directors has declared a cash dividend of $0.12 per share, to be paid on or before October 14, 2016, to shareholders of record as of October 4, 2016.

Outlook

Order patterns were mixed during the second quarter, growing by approximately 4 percent in the Other category and declining by 2 percent in the Americas and 4 percent in EMEA compared to the prior year.  Orders patterns in the Americas improved during August and early September following weakness in July and continued to reflect a significant decline in the Energy vertical market.  Orders in EMEA continued to reflect weakness in the Middle East and Africa.  As a result, the company expects third quarter fiscal 2017 revenue to be in the range of $795 to $820 million, which reflects expected organic revenue growth of 1 to 4 percent.  In the third quarter of fiscal 2016, the company reported revenue of $787.6 million, which represented a 2 percent decline compared to the prior year, or 1 percent organic growth.

Steelcase expects to report diluted earnings per share between $0.32 to $0.36 for the third quarter of fiscal 2017, including approximately $0.01 per share of restructuring costs.  This estimate includes an anticipated significant year-over-year improvement in EMEA cost of sales as a percentage of revenue, primarily due to the continued stabilization and improvement of the industrial model.  Steelcase reported diluted earnings per share of $0.28 and adjusted earnings per share of $0.30 in the third quarter of fiscal 2016.

“In the Americas, we launched an additional eight new products, enhancements and line extensions during the last three months, bringing the calendar year-to-date total to 25, and we have plans for an additional 15 introductions over the balance of the calendar year,” said Jim Keane.  “These accelerated product development efforts, strong demand for our newer products and other actions all contribute to our expectation that the Americas business will return to year-over-year growth in the third quarter of fiscal 2017.”

Other Quarter Highlights

  Steelcase opened two new showrooms in Hangzhou, China and Delhi, India.
  Steelcase has been honored by Civic 50, an initiative of Points of Light, as one of the “Most Community-Minded Companies in the U.S.”
  Steelcase has also been recognized as a “Supply Chain to Admire” by Supply Chain Insights and as the recipient of the National Joint Powers Alliance's “Legacy Award.”

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Six Months Ended
	August 26, 2016	August 28, 2015	% Change	August 26, 2016	August 28, 2015	% Change

Revenue
Americas (1)	$571.0	$615.5	(7.2)%	$1,091.4	$1,135.2	(3.9)%
EMEA (2)	112.8	128.1	(11.9)%	238.1	248.0	(4.0)%
Other (3)	74.2	75.4	(1.6)%	147.3	141.3	4.2%
Consolidated revenue	$758.0	$819.0	(7.4)%	$1,476.8	$1,524.5	(3.1)%

Operating income (loss)
Americas	$78.0	$91.7		$124.6	$145.8
EMEA	(11.4)	(24.9)		(17.6)	(38.4)
Other	3.5	3.4		5.7	4.3
Corporate (4)	(8.2)	(10.1)		(17.5)	(18.1)
Consolidated operating income	$61.9	$60.1		$95.2	$93.6

Operating income percent	8.2%	7.3%		6.4%	6.1%

Revenue mix
Americas (1)	75.3%	75.2%		73.9%	74.5%
EMEA (2)	14.9%	15.6%		16.1%	16.2%
Other (3)	9.8%	9.2%		10.0%	9.3%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America with a portfolio of integrated architecture, furniture and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse and Turnstone brands.
  The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase and Coalesse brands, with an emphasis on freestanding furniture systems, storage and seating solutions.
  The Other category includes Asia Pacific, Designtex and PolyVision.
  Corporate costs include unallocated portions of shared service functions, such as information technology, corporate facilities, finance, human resources, research, legal and executive, plus deferred compensation expense and income or losses associated with company-owned life insurance.

YEAR OVER YEAR ORGANIC REVENUE DECLINE BY SEGMENT
Q2 2017 vs. Q2 2016
	Steelcase Inc.	Americas	EMEA	Other category

Q2 2016 revenue	$819.0	$615.5	$128.1	$75.4
Currency translation effects*	(3.6)	(0.5)	(2.1)	(1.0)
Q2 2016 revenue, adjusted	815.4	615.0	126.0	74.4

Q2 2017 revenue	758.0	571.0	112.8	74.2
Organic decline $	$(57.4)	$(44.0)	$(13.2)	$(0.2)
Organic decline %	(7)%	(7)%	(10)%	—%

* Currency translation effects represent the estimated net effect of translating Q2 2016 foreign currency revenues using the average exchange rates during Q2 2017.

PROJECTED ORGANIC REVENUE GROWTH
Q3 2017 vs. Q3 2016
Steelcase Inc.

Q3 2016 revenue	$787.6
Currency translation effects*	(1.6)
Q3 2016 revenue, adjusted	786.0

Q3 2017 revenue, projected	795 - 820
Organic growth $	9 - 34
Organic growth %	1% - 4%

* Currency translation effects represent the estimated net effect of translating Q3 2016 foreign currency revenues using the exchange rates at the end of Q2 2017.

ADJUSTED EARNINGS PER SHARE	(Unaudited)
	Three Months Ended
	August 26, 2016	August 28, 2015

Diluted earnings per share	$0.31	$0.30
Restructuring costs per share	0.01	0.08
Income tax effect of restructuring costs, per share	—	(0.03)
Diluted earnings per share, adjusted	$0.32	$0.35

PROJECTED ADJUSTED EARNINGS PER SHARE	(Unaudited)
	Three Months Ended
	November 25, 2016 (Projected)	November 27, 2015

Diluted earnings per share	$0.32 - 0.36	$0.28
Restructuring costs per share	0.01	0.03
Income tax effect of restructuring costs, per share	—	(0.01)
Diluted earnings per share, adjusted	$0.33 - 0.37	$0.30

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 26, 2016		August 28, 2015		August 26, 2016		August 28, 2015
Revenue	$758.0	100.0%	$819.0	100.0%	$1,476.8	100.0%	$1,524.5	100.0%
Cost of sales	494.9	65.3	547.9	66.9	979.7	66.3	1,032.9	67.8
Restructuring costs	—	—	4.3	0.5	4.2	0.3	8.2	0.5
Gross profit	263.1	34.7	266.8	32.6	492.9	33.4	483.4	31.7
Operating expenses	200.9	26.5	199.7	24.4	397.0	26.9	384.8	25.2
Restructuring costs	0.3	—	7.0	0.9	0.7	0.1	5.0	0.4
Operating income	$61.9	8.2%	$60.1	7.3%	$95.2	6.4%	$93.6	6.1%
Interest expense	(4.4)	(0.6)	(4.3)	(0.5)	(8.6)	(0.6)	(8.8)	(0.6)
Investment income	0.3	—	0.5	0.1	0.8	0.1	0.9	0.1
Other income, net	1.8	0.3	2.2	0.2	3.9	0.3	4.3	0.3
Income before income tax expense	59.6	7.9	58.5	7.1	91.3	6.2	90.0	5.9
Income tax expense	21.4	2.9	21.3	2.6	33.7	2.3	32.8	2.1
Net income	$38.2	5.0%	$37.2	4.5%	$57.6	3.9%	$57.2	3.8%

Operating income	$61.9	8.2%	$60.1	7.3%	$95.2	6.4%	$93.6	6.1%
Add: restructuring costs	0.3	—	11.3	1.4	4.9	0.4	13.2	0.9
Adjusted operating income	$62.2	8.2%	$71.4	8.7%	$100.1	6.8%	$106.8	7.0%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 26, 2016		August 28, 2015		August 26, 2016		August 28, 2015
Revenue	$571.0	100.0%	$615.5	100.0%	$1,091.4	100.0%	$1,135.2	100.0%
Cost of sales	360.5	63.1	391.7	63.7	703.2	64.4	738.0	65.0
Restructuring costs	—	—	0.7	0.1	2.6	0.3	1.5	0.1
Gross profit	210.5	36.9	223.1	36.2	385.6	35.3	395.7	34.9
Operating expenses	132.5	23.2	131.4	21.3	261.0	23.9	252.7	22.3
Restructuring costs (benefits)	—	—	—	—	—	—	(2.8)	(0.2)
Operating income	$78.0	13.7%	$91.7	14.9%	$124.6	11.4%	$145.8	12.8%
Add: restructuring costs (benefits)	—	—	0.7	0.1	2.6	0.3	(1.3)	(0.1)
Adjusted operating income	$78.0	13.7%	$92.4	15.0%	$127.2	11.7%	$144.5	12.7%

EMEA
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 26, 2016		August 28, 2015		August 26, 2016		August 28, 2015
Revenue	$112.8	100.0%	$128.1	100.0%	$238.1	100.0%	$248.0	100.0%
Cost of sales	86.0	76.2	106.6	83.2	179.3	75.3	201.7	81.3
Restructuring costs	—	—	3.6	2.8	1.6	0.7	6.7	2.7
Gross profit	26.8	23.8	17.9	14.0	57.2	24.0	39.6	16.0
Operating expenses	37.9	33.6	35.8	28.0	74.1	31.1	70.2	28.3
Restructuring costs	0.3	0.3	7.0	5.5	0.7	0.3	7.8	3.1
Operating loss	$(11.4)	(10.1)%	$(24.9)	(19.5)%	$(17.6)	(7.4)%	$(38.4)	(15.4)%
Add: restructuring costs	0.3	0.3	10.6	8.3	2.3	1.0	14.5	5.8
Adjusted operating loss	$(11.1)	(9.8)%	$(14.3)	(11.2)%	$(15.3)	(6.4)%	$(23.9)	(9.6)%

Other category
	(Unaudited)				(Unaudited)
	Three Months Ended				Six Months Ended
	August 26, 2016		August 28, 2015		August 26, 2016		August 28, 2015
Revenue	$74.2	100.0%	$75.4	100.0%	$147.3	100.0%	$141.3	100.0%
Cost of sales	48.4	65.2	49.6	65.8	97.2	66.0	93.2	66.0
Restructuring costs	—	—	—	—	—	—	—	—
Gross profit	25.8	34.8	25.8	34.2	50.1	34.0	48.1	34.0
Operating expenses	22.3	30.1	22.4	29.7	44.4	30.1	43.8	31.0
Restructuring costs	—	—	—	—	—	—	—	—
Operating income	$3.5	4.7%	$3.4	4.5%	$5.7	3.9%	$4.3	3.0%
Add: restructuring costs	—	—	—	—	—	—	—	—
Adjusted operating income	$3.5	4.7%	$3.4	4.5%	$5.7	3.9%	$4.3	3.0%

Corporate
	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	August 26, 2016	August 28, 2015	August 26, 2016	August 28, 2015
Operating loss	$(8.2)	$(10.1)	$(17.5)	$(18.1)
Add: restructuring costs	—	—	—	—
Adjusted operating loss	$(8.2)	$(10.1)	$(17.5)	$(18.1)

Webcast
Steelcase will discuss second quarter results and business outlook on a conference call at 11:00 a.m. Eastern time tomorrow.

Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures.  A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company.  Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within the company's earnings release are: (1) organic revenue growth (decline), which represents the change in revenue excluding currency translation effects and the impacts of acquisitions and divestitures;  (2) adjusted operating income (loss), which represents operating income (loss), excluding restructuring costs (benefits); and (3) adjusted earnings per share, which represents earnings per share, excluding restructuring costs (benefits) and the related income tax effect.  These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; restructuring activities; changes in raw materials and commodity costs; currency fluctuations; changes in customer demands; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.
For over 100 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries. We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, PolyVision® and Turnstone®. Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability. We are globally accessible through a network of channels, including over 800 dealer locations. Steelcase is a global, industry-leading and publicly traded company with fiscal 2016 revenue of $3.1 billion.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	August 26, 2016	August 28, 2015	August 26, 2016	August 28, 2015
Revenue	$758.0	$819.0	$1,476.8	$1,524.5
Cost of sales	494.9	547.9	979.7	1,032.9
Restructuring costs	—	4.3	4.2	8.2
Gross profit	263.1	266.8	492.9	483.4
Operating expenses	200.9	199.7	397.0	384.8
Restructuring costs	0.3	7.0	0.7	5.0
Operating income	61.9	60.1	95.2	93.6
Interest expense	(4.4)	(4.3)	(8.6)	(8.8)
Investment income	0.3	0.5	0.8	0.9
Other income, net	1.8	2.2	3.9	4.3
Income before income tax expense	59.6	58.5	91.3	90.0
Income tax expense	21.4	21.3	33.7	32.8
Net income	$38.2	$37.2	$57.6	$57.2

Earnings per share:
Basic	$0.32	$0.30	$0.47	$0.46
Diluted	$0.31	$0.30	$0.47	$0.45
Weighted average shares outstanding - basic	121.1	124.8	121.4	124.6
Weighted average shares outstanding - diluted	121.5	125.9	121.9	125.7

Dividends declared and paid per common share	$0.1200	$0.1125	$0.2400	$0.2250

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
	(Unaudited)
	August 26, 2016	February 26, 2016
ASSETS
Current assets:
Cash and cash equivalents	$151.5	$181.9
Short-term investments	46.6	84.1
Accounts receivable, net	325.9	322.7
Inventories	164.7	159.4
Prepaid expenses	20.9	19.6
Assets held for sale	16.5	—
Other current assets	53.3	56.2
Total current assets	779.4	823.9

Property, plant and equipment, net	393.6	411.6
Company-owned life insurance ("COLI")	165.2	160.4
Deferred income taxes	196.0	211.6
Goodwill	106.9	106.4
Other intangible assets, net	13.4	13.7
Investments in unconsolidated affiliates	50.8	51.0
Other assets	28.3	30.0
Total assets	$1,733.6	$1,808.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$220.8	$209.6
Short-term borrowings and current portion of long-term debt	2.8	2.5
Accrued expenses:
Employee compensation	102.8	169.9
Employee benefit plan obligations	26.4	36.5
Customer deposits	15.7	18.6
Product warranties	23.2	20.5
Other	86.0	99.9
Total current liabilities	477.7	557.5

Long-term liabilities:
Long-term debt less current maturities	295.7	296.6
Employee benefit plan obligations	141.6	142.5
Other long-term liabilities	70.2	75.1
Total long-term liabilities	507.5	514.2
Total liabilities	985.2	1,071.7

Shareholders’ equity:
Common stock	—	—
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(38.9)	(39.6)
Retained earnings	787.3	776.5
Total shareholders’ equity	748.4	736.9
Total liabilities and shareholders’ equity	$1,733.6	$1,808.6

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Six Months Ended
	August 26, 2016	August 28, 2015
OPERATING ACTIVITIES
Net income	$57.6	$57.2
Depreciation and amortization	29.4	32.6
Deferred income taxes	18.7	13.3
Non-cash stock compensation	12.5	14.2
Equity in income of unconsolidated affiliates	(4.8)	(6.6)
Dividends received from unconsolidated affiliates	5.1	6.6
Other	(4.5)	(3.9)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(0.1)	(40.2)
Inventories	(4.2)	(9.4)
Assets related to derivative instruments	(0.3)	22.9
VAT recoverable	13.2	(7.2)
Other assets	(13.1)	(13.1)
Accounts payable	10.1	12.4
Employee compensation liabilities	(70.3)	(39.9)
Employee benefit obligations	(14.9)	(12.4)
Accrued expenses and other liabilities	(14.3)	27.2
Net cash provided by operating activities	20.1	53.7

INVESTING ACTIVITIES
Capital expenditures	(26.8)	(47.4)
Proceeds from disposal of fixed assets	0.4	4.2
Purchases of investments	(37.2)	(14.8)
Liquidations of investments	74.8	37.1
Acquisition, net of cash acquired	—	(6.9)
Other	0.4	0.3
Net cash provided by (used in) investing activities	11.6	(27.5)

FINANCING ACTIVITIES
Dividends paid	(29.6)	(29.1)
Common stock repurchases	(32.5)	(11.9)
Excess tax benefit from vesting of stock awards	(0.3)	3.0
Repayment of long-term debt	(0.7)	(1.2)
Net cash used in financing activities	(63.1)	(39.2)

Effect of exchange rate changes on cash and cash equivalents	1.0	(2.1)

Net decrease in cash and cash equivalents	(30.4)	(15.1)
Cash and cash equivalents, beginning of period	181.9	176.5
Cash and cash equivalents, end of period	$151.5	$161.4

CONTACT:

Investor Contact:
Raj Mehan
Investor Relations
(616) 246-4251

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505